                         ROBOTIC VISION SYSTEMS, INC.
                                425 RABRO DRIVE
[RVSI]                     HAUPPAUGE, NEW YORK 11788

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 10, 1997

                               ----------------

To the Stockholders of
 ROBOTIC VISION SYSTEMS, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of ROBOTIC VISION SYSTEMS, INC., a Delaware corporation (the "Company"), will be held at The Bank of New York, One Wall Street, New York, New York, on Thursday, April 10, 1997 at the hour of 10:00 a.m., for the following purposes:

  1) To elect eight directors of the Company for the ensuing year.

  2) To amend the Company's 1996 Stock Plan to increase the number of shares of Common Stock available thereunder from 1,000,000 to 1,500,000.

  3) To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1997.

  4) To transact such other business as may properly come before the Meeting.

  Only stockholders of record at the close of business on February 27, 1997 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

                                          Robert H. Walker,
                                          Secretary

New York, New York
March 13, 1997


 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. ANY STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE MEETING BY GIVING WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                         ROBOTIC VISION SYSTEMS, INC.
                                425 RABRO DRIVE
                           HAUPPAUGE, NEW YORK 11788

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is being mailed on or about March 13, 1997 to all stockholders of record at the close of business on February 27, 1997 in connection with the solicitation by the Board of Directors (the "RVSI Board") of Robotic Vision Systems, Inc. (the "Company") of Proxies for the Annual Meeting of Stockholders (the "Meeting") to be held on April 10, 1997. Proxies will be solicited by mail, and all expenses of preparing and soliciting such Proxies will be paid by the Company. All Proxies duly executed and received by the persons designated as proxy therein will be voted on all matters presented at the Meeting in accordance with the specifications given therein by the person executing such Proxy or, in the absence of specified instructions, will be voted for the named nominees to the RVSI Board and in favor of the proposals to amend the Company's 1996 Stock Plan and to ratify the selection of Deloitte & Touche LLP. The RVSI Board does not know of any other matter that may be brought before the Meeting but, in the event that any other matter should come before the Meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all Proxies not marked to the contrary in their discretion as they deem advisable. Any stockholder may revoke his Proxy at any time before the Meeting by written notice to such effect received by the Company at the address set forth above,
Attn: Corporate Secretary, by delivery of a subsequently dated Proxy or by attending the Meeting and voting in person.

  The total number of shares of the Company's Common Stock outstanding as of February 27, 1997 was 20,883,549. The Common Stock is the only class of securities of the Company entitled to vote, each share being entitled to one non-cumulative vote. Only stockholders of record as of the close of business on February 27, 1997 will be entitled to vote. A majority of the shares of Common Stock outstanding and entitled to vote, or 10,441,775 shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, a vote of a majority of the shares of Common Stock present and voting, in person or by proxy, at the Meeting is required to pass upon each of the matters presented. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Meeting, whereas broker nonvotes will not be counted for purposes of determining whether a proposal has been approved. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted.

  A list of stockholders entitled to vote at the Meeting will be available at the Company's offices, 425 Rabro Drive, Hauppauge, New York, for a period of ten days prior to the Meeting and at the Meeting itself for examination by any stockholder.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 27, 1997 by (i) each director or director-nominee of the Company, (ii) each person known by the Company to own beneficially 5% or more of the Company's Common Stock, (iii) each officer named in the Summary Compensation Table elsewhere herein and (iv) all directors and executive officers as a group:

                                                NUMBER OF SHARES
              NAME AND ADDRESS                   OF COMMON STOCK      PERCENT
             OF BENEFICIAL OWNER              BENEFICIALLY OWNED(1)   OF CLASS
             -------------------              ---------------------   --------
Pat V. Costa.................................         380,177(2)        1.8%
Frank A. DiPietro............................          48,000(3)        (15)
Donald F. Domnick............................          25,700(4)        (15)
Jay M. Haft..................................         551,546(5)        2.6%
Donald J. Kramer.............................          11,654(6)        (15)
Mark Lerner..................................         134,128(7)        (15)
Howard Stern.................................          92,478(8)        (15)
Robert H. Walker.............................          69,290(9)        (15)
Steven J. Bilodeau...........................          29,494(10)       (15)
Earl H. Rideout..............................          22,552(11)       (15)
Tomas Kohn...................................          37,155(12)       (15)
General Motors Corporation
 767 Fifth Avenue
 New York, New York 10153....................       1,225,775           5.9%
Marie Cioti
 408 Mamaroneck Road
 Scarsdale, New York 10583...................       1,100,000           5.3%
All current executive officers and directors
 as a group (11 persons).....................       1,393,684(13)(14)   6.4%

--------
 (1) Includes shares issuable pursuant to currently exercisable options and warrants as well as those options and warrants which will become exercisable within 60 days of February 27, 1997. Except as otherwise indicated, the persons named herein have sole voting and dispositive power with respect to the shares beneficially owned.
 (2) Includes (i) 348,576 shares issuable to Mr. Costa upon exercise of outstanding options and (ii) 1,601 vested shares held under the Company's Stock Ownership Plan ("Stock Ownership Plan") over which shares Mr. Costa has voting power, but does not have dispositive control.
 (3) Includes (i) 3,000 shares issuable to Mr. DiPietro upon exercise of outstanding options and (ii) 28,000 shares owned of record by his spouse.
 (4) Includes 7,000 shares issuable to Mr. Domnick upon exercise of outstanding options.
 (5) Includes (i) 50,000 shares issuable to Mr. Haft upon exercise of outstanding options, (ii) 62,000 shares issuable upon exercise of outstanding warrants, (iii) 398,100 shares owned of record by his spouse and (iv) 7,666 shares held indirectly in a retirement trust.
 (6) Includes 8,802 shares issuable to Mr. Kramer upon exercise of outstanding options.
 (7) Includes 126,128 shares issuable to Morgen, Evan & Company, Inc., of which Mr. Lerner is the principal owner, upon exercise of outstanding warrants and 8,000 issuable to Mr. Lerner upon exercise of outstanding options.

 (8) Includes (i) 66,330 shares issuable to Mr. Stern upon exercise of outstanding options and (ii) 6,148 vested shares held under the Stock Ownership Plan over which shares Mr. Stern has voting power, but does not have dispositive control.
 (9) Includes (i) 39,664 shares issuable to Mr. Walker upon exercise of outstanding options and (ii) 5,626 vested shares held under the Stock Ownership Plan over which shares Mr. Walker has voting power, but does not have dispositive control.
(10) Includes (i) 23,750 shares issuable to Mr. Bilodeau upon exercise of outstanding options and (ii) 5,744 vested shares held under the Stock Ownership Plan over which shares Mr. Bilodeau has voting power, but does not have dispositive control.
(11) Includes (i) 22,244 shares issuable to Mr. Rideout upon exercise of outstanding options and (ii) 308 vested shares held under the Stock Ownership Plan over which shares Mr. Rideout has voting power but does not have dispositive control.
(12) Mr. Kohn is a nominee for the position of director. His beneficial ownership includes (i) 36,471 shares owned of record in his name and (ii) 684 shares owned of record by his spouse.
(13) Includes (i) 580,098 shares owned of record and beneficially and (ii) 790,089 shares issuable upon exercise of certain outstanding stock options and warrants.
(14) Includes (i) 23,497 vested shares held in the Stock Ownership Plan for certain officers of the Company over which shares such officers have voting power, but do not have dispositive control.
(15) Less than one percent.

COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% stockholders are required by SEC rule to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during the fiscal year ended September 30, 1996, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that Mr. Kramer was not timely in his filing of one monthly report of one transaction.

                             ELECTION OF DIRECTORS

  Eight directors are to be elected at the Meeting to serve for a term of one year or until their respective successors are elected and qualified.

INFORMATION CONCERNING NOMINEES

  The following table sets forth the positions and offices presently held with the Company by each nominee, his age and his tenure as a director.

                                          POSITIONS AND OFFICES         DIRECTOR
   NAME                        AGE   PRESENTLY HELD WITH THE COMPANY     SINCE
   ----                        ---   -------------------------------    --------
Pat V. Costa..................  53 Chairman of the Board, President,      1984
                                   Chief Executive Officer
Frank A. DiPietro.............  70 Director                               1992
Jay M. Haft...................  61 Director                               1977
Donald J. Kramer..............  64 Director                               1995
Mark J. Lerner................  44 Director                               1994
Howard K. Stern...............  59 Senior Vice President and Director     1981
Robert H. Walker..............  61 Executive Vice President, Secretary,   1990
                                   Treasurer and Director
Tomas Kohn....................  56 --                                      --

  PAT V. COSTA has served as President, Chief Executive Officer and Chairman of the RVSI Board since July 1984. Prior thereto and from 1977, Mr. Costa was employed by GCA Corporation, most recently in the capacity of Executive Vice President. GCA was engaged in the manufacturing of various electronic instrumentation equipment and systems.

  FRANK A. DIPIETRO began his career with General Motors Corporation ("GM") in 1944. During his forty-six year career with GM, he was actively involved in automobile assembly and manufacturing engineering systems. He retired in 1990 and continues as a consultant in laser systems in several industries. At the time of his retirement, Mr. DiPietro held the position of Director of Manufacturing Engineering, Chevrolet-Pontiac-Canada Car Group, for GM. In 1996, he was elected to the position of Director-at-Large for the Society of Manufacturing Engineers.

  JAY M. HAFT has been a practicing attorney for over 25 years and a strategic consultant for growth stage companies. Mr. Haft also serves as Chairman of Noise Cancellation Technologies, Inc., Extech, Inc., and Healthcare Acquisition Corp., each a public company whose respective securities are traded on the Nasdaq Small Cap Market. He is a Managing General Partner of Venture Capital Associates, Ltd. and of Gen Am "1" Venture Fund, a domestic and an international venture capital fund, respectively. From 1989 until 1994, he was a partner of Parker Duryee Rosoff & Haft, counsel to the Company, in New York, New York. He is currently of counsel to such firm.

  TOMAS KOHN has been a Professor of Management at Boston University's School of Management in the undergraduate, MBA, and Executive MBA programs since 1988. Dr. Kohn is the Chairman of the Board of Conduit del Ecuador, a steel tubing manufacturer, and a member of the Board of Directors of Ideal-Alambrec, a steel wire manufacturer, both in Quito, Ecuador. He has held these positions since 1974 and 1972, respectively. From 1987 until the Company's acquisition by merger of Computer Identics Corp. ("Computer Identics") in August 1996, Dr. Kohn was a member of Computer Identics' Board of Directors, and its Chairman since 1992. From 1986 until 1995, Dr. Kohn was a member of the Board of Directors of N.V. Bekaert S.A., the world's largest independent steel wire manufacturer. N.V. Bekaert was a major shareholder of Computer Identics.

  DONALD J. KRAMER was Chairman of the Board of Directors of Acuity Imaging, Inc. ("Acuity") from January 1994 until the Company's acquisition of Acuity by merger in September 1995. Mr. Kramer served as a director of Itran Corp. from 1982 until its merger with Automatix, Inc. in January 1994, at which time the merger survivor assumed the Acuity name. Mr. Kramer is a private investor and was a special limited partner of TA Associates, a private equity capital firm located in Boston, Massachusetts, from January 1990 to March 1996. For the previous five years, Mr. Kramer was a general partner of TA Associates. In January 1997, Mr. Kramer was elected to the Board of publicly-owned Micro Component Technology, Inc. Mr. Kramer is also a director of several privately held companies.

  MARK J. LERNER has been President of Morgen, Evan & Company, Inc., an investment banking firm which focuses on Japanese-U.S. transactions, since 1992. Prior thereto and from 1990, he was a Managing Director at Chase Manhattan Bank where he headed the Japan Corporate Finance Group. From 1982 to 1990 Mr. Lerner worked in the Investment Banking Division of Merrill Lynch as head of its Japan Group, coordinating its New York-based Japanese activities with professionals in Tokyo and London.

  HOWARD STERN has been Senior Vice President and Technical Director of the Company since December 1984. Prior thereto and from 1981, he was Vice President of the Company.

  ROBERT H. WALKER is and has been Executive Vice President and Secretary-Treasurer of the Company since December 1986. Prior thereto and from December 1984 he was Senior Vice President of the Company. From 1983 to 1985 he also served as Treasurer. Mr. Walker is also a director of Tel Instrument Electronics Corporation, a publicly-owned company.

  As long as it is the beneficial owner of at least 5% of the Company's issued and outstanding Common Stock, GM has the right to designate a representative for nomination to serve on the RVSI Board. GM has not designated such a representative for the current year.

IDENTIFICATION OF EXECUTIVE OFFICERS
  (Excludes executive officers who are also directors)

          NAME           AGE    POSITION(S)               PRINCIPAL OCCUPATION
          ----           ---    -----------               --------------------
Steven J. Bilodeau......  38 President, RVSI   Is and since October 1995 has been
                             Electronics       President, RVSI Electronics Division.
                             Division          Prior thereto and from December 1986, he
                                               was Executive Vice President of the
                                               Company. Between April 1985 and December
                                               1986, he served the Company in various
                                               capacities, most recently as Vice
                                               President of Operations.
Earl H. Rideout.........  50 Vice President    Is and since February 1989 has been Vice
                                               President of the Electronics Group for the
                                               Company. Prior thereto and from 1986 he
                                               was Executive Vice President of Vitronics
                                               Corporation, a firm engaged in the
                                               manufacture and distribution of solder
                                               reflow ovens for the electronics industry.
                                               From 1984 to 1986 he was President and
                                               Chief Operating Officer of Testamatic
                                               Corporation, a manufacturer of bare board
                                               test equipment.
William E. Yonescu......  54 Vice President    Is and since June 1991 has been Vice
                                               President for New Product Development of
                                               the Company. Prior thereto and from March
                                               1984, he was Research and Development
                                               Manager of the Company.

  Executive officers are elected annually by the RVSI Board to hold office until the first meeting of the RVSI Board following the next annual meeting of stockholders and until their successors are chosen and qualified.

INFORMATION CONCERNING THE RVSI BOARD

  The RVSI Board held four meetings during the year ended September 30, 1996. All then incumbent directors attended 100% of such meetings, except for Messrs. DiPietro and Stern, each of whom missed one meeting.

  The Stock Option Committee of the RVSI Board reviews and implements appropriate action with respect to all matters pertaining to stock options granted under the Company's 1996 Non-Executive Employee Stock Option Plan, 1996 Stock Plan, 1991 Stock Option Plan and 1987 Incentive Stock Option Plan. The Stock Option Committee is currently composed of Messrs. Haft and DiPietro. The Stock Option Committee held thirty-nine meetings, including actions taken by unanimous written consent in lieu of meetings, during fiscal 1996. All then incumbent members of the Stock Option Committee participated in 100% of such meetings.

  The Audit Committee of the RVSI Board is charged with the review of the activities of the Company's independent auditors (including, but not limited to, fees, services and scope of audit). The Audit Committee is presently composed of Messrs. Costa, Haft and Domnick, of which Mr. Costa is an ex officio, non-voting member thereof. The Audit Committee met twice during the period of performance of the 1996 fiscal year end audit. All then incumbent members of the Audit Committee attended both meetings, except for Mr. Haft who was not present at one meeting.

  The Company does not have a nominating committee, charged with the search for and recommendation to the RVSI Board of potential nominees for RVSI Board positions nor does the Company have a compensation committee charged with reviewing and recommending to the RVSI Board compensation programs for the Company's officers. These functions are performed by the RVSI Board as a whole.

                   PROPOSED AMENDMENT TO THE 1996 STOCK PLAN

  The 1996 Stock Plan (the "1996 Plan") was amended by the Board of Directors on February 14, 1997 to increase the number of shares of Common Stock available thereunder from 1,000,000 to 1,500,000, subject to the approval of the Company's stockholders. The Company believes that it has been successful in the past in attracting and retaining qualified employees, officers and directors in part because of its ability to offer such persons options to purchase Common Stock. The Company believes that the increase in the number of shares reserved for issuance pursuant to the 1996 Plan is necessary for the Company to continue to attract and retain qualified employees, officers and directors.

  The 1996 Plan provides for its administration by the RVSI Board or by a stock option committee (the "Committee") appointed by the RVSI Board. The RVSI Board or the Committee, as appropriate, has discretionary authority (subject to certain restrictions) to determine the individuals to whom and the times at which options will be granted and the number of shares subject to such options. The RVSI Board or the Committee may interpret the provisions of the 1996 Plan and may prescribe, amend and rescind rules and regulations relating thereto.

  The purchase price of shares of Common Stock subject to an Incentive Stock Option (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), under the 1996 Plan may not be less than the fair market value of the shares on the date upon which such option is granted. In addition, in the case of an optionee who is also more than a 10% stockholder of the Company, the purchase price of the shares may not be less than 110% of the fair market value of the shares on the date upon which such option is granted. Further, the aggregate fair market value (determined as of the date of the option grant) of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year may not exceed $100,000. The option price of non-qualified options granted under the 1996 Plan ("Non-Qualified Options") is determined by the RVSI Board or the Committee in its absolute discretion at the time of grant, but shall in no event be less than the minimum legal consideration required. In addition, option grants at less than fair market value are intended to qualify as performance-based compensation under Section 162(m) of the Code, and shall be exercisable only upon the attainment of pre-established, objective performance goals.

  The 1996 Plan is open to participation by employees, including officers of the Company or of any subsidiary of the Company, as well as by non-employee directors of, or consultants to, the Company or any subsidiary of the Company. At February 27, 1997, there were approximately 692 employees (including 6 officers) of the Company eligible to participate in the 1996 Plan; in addition, an aggregate of 10 non-employee directors and consultants were eligible to participate in the 1996 Plan. Subject to stockholder approval of the amendment proposed herein, on February 28, 1997, the Committee granted Mr. Bilodeau, President of the RVSI Electronics Division, a six-year option under the 1996 Plan to acquire 75,000 shares of the Company's Common Stock at an exercise price of $15.75 per share, the market value of such shares on that date.

  Assuming approval of the proposed amendment to the 1996 Plan and after giving effect thereto, there would be 1,500,000 shares of Common Stock available for issuance under the 1996 Plan, of which, as of the record date, 972,268 shares would be reserved for then issued and outstanding options.

BOARD RECOMMENDATION

  The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present and voting in person or by proxy at the Meeting is required for approval of this proposal. The RVSI Board recommends a vote FOR such proposal.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

  Set forth below is the aggregate compensation for services rendered in all capacities to the Company during its fiscal years ended September 30, 1996, 1995 and 1994 by its Chief Executive Officer and each of its four most highly compensated executive officers whose compensation exceeded $100,000 during its fiscal year ended September 30, 1996.

                          SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION           LONG TERM COMPENSATION
                                ------------------------ ------------------------------------
                                                               AWARDS            PAYOUTS
                                                         ------------------ -----------------
                                                  OTHER  RESTRIC-             LONG     ALL
        NAME AND                                 ANNUAL    TED              TERM IN-  OTHER
       PRINCIPAL         FISCAL                  COMPEN-  STOCK   NUMBER OF CENTIVE  COMPEN-
        POSITION          YEAR   SALARY   BONUS  SATION   AWARDS   OPTIONS  PAYOUTS   SATION
       ---------         ------ -------- ------- ------- -------- --------- -------- --------
Pat V. Costa............  1996  $252,801 $85,000   --       --       --        --    $  2,250(2)
 Chief Executive          1995  $180,494 $55,300   --       --       --        --    $177,250(1)(2)
 Officer                  1994  $176,702 $36,000   --       --       --        --    $ 52,310(1)(2)
Steven J. Bilodeau......  1996  $167,280 $75,000   --       --       --        --    $  2,250(2)
 Executive                1995  $142,312 $45,000   --       --       --        --    $  2,250(2)
 Vice President           1994  $139,260 $31,000   --       --       --        --    $  2,686(2)
Earl H. Rideout.........  1996  $122,747 $40,000   --       --       --        --    $  2,250(2)
 Vice President           1995  $124,080 $19,000   --       --       --        --    $    751(2)
                          1994  $112,127 $13,500   --       --       --        --          --
Howard Stern............  1996  $144,544 $60,000   --       --       --        --    $  2,250(2)
 Senior Vice              1995  $120,322 $33,500   --       --       --        --    $  2,250(2)
 President                1994  $117,787 $26,000   --       --       --        --    $  2,347(2)
Robert H. Walker........  1996  $142,229 $60,000   --       --       --        --    $  2,250(2)
 Executive Vice           1995  $116,165 $36,000   --       --       --        --    $  2,250(2)
 President                1994  $111,715 $26,000   --       --       --        --    $  1,785(2)

--------
(1) During fiscal 1992, the Company entered into a Stock Appreciation Rights Agreement with Mr. Costa. Under the terms of this agreement, Mr. Costa would receive a cash payment based on the appreciation in the market value of the Company's Common Stock. The maximum cash payments which could be made under this agreement were $50,000 for each of the fiscal years ended September 30, 1993 and 1994, $75,000 for fiscal year ended September 30, 1995 and $100,000 for fiscal year ended September 30, 1996, provided however, that the timing of these payments could have been accelerated by the RVSI Board. Payments of $50,000 were made to Mr. Costa for each of the years ended September 30, 1993 and 1994, and payments for the years ended September 30, 1995 and September 30, 1996, which aggregated $175,000, were made during fiscal 1995. No further payments will be made under this agreement.
(2) Represents accrued and vested payments under the Stock Ownership Plan. For Mr. Costa, this amount equaled $2,310 amd $2,250 for the fiscal years ended September 30, 1994 and 1995, respectively.

  Set forth below is information with respect to grants of stock options during the fiscal year ended September 30, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             PERCENT OF
                                 NUMBER OF  TOTAL OPTIONS
                                 SECURITIES    GRANTED
                                 UNDERLYING TO EMPLOYEES  EXERCISE OR
                                  OPTIONS     IN FISCAL   BASE PRICE  EXPIRATION
                                  GRANTED       YEAR        ($/SH)       DATE
                                 ---------- ------------- ----------- ----------
Pat V. Costa....................  400,000       24.3%       $18.25    1/19/2002
Steven J. Bilodeau..............  100,000        6.1%       $18.25    1/19/2002
Earl H. Rideout.................   15,000        0.9%       $18.25    1/19/2002
Howard Stern....................   40,000        2.4%       $18.25    1/19/2002
Robert H. Walker................   30,000        1.8%       $18.25    1/19/2002

  Set forth below is further information with respect to the unexercised options to purchase the Company's Common Stock under the Company's 1987, 1991 and 1996 stock option plans:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                     VALUE OF UNEXERCISED
                          NUMBER OF                 NUMBER OF UNEXERCISED            IN-THE-MONEY OPTIONS
                           SHARES               OPTIONS AT SEPTEMBER 30, 1996        AT SEPTEMBER 30, 1996
                         ACQUIRED ON   VALUE    --------------------------------   -------------------------
          NAME            EXERCISE    REALIZED   EXERCISABLE      UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
          ----           ----------- ---------- --------------   ---------------   ----------- -------------
Pat V. Costa............   138,000   $2,825,972     262,326           345,000      $2,162,741    $269,250
Steven J. Bilodeau......    83,500   $1,563,542     --                112,500      --            $135,388
Earl H. Rideout.........    15,000   $  286,996     16,744            31,250       $  200,615    $194,707
Howard Stern............    52,000   $  974,020     62,580            51,250       $  729,188    $122,307
Robert H. Walker........    32,000   $  605,516     42,914            40,279       $  486,907    $112,145

                               PENSION BENEFITS

  The following table sets forth the estimated annual plan benefits payable upon retirement in 1997 at age sixty-five after fifteen, twenty, twenty-five, thirty and thirty-five years of credited service to the Company.

                                                    YEARS OF SERVICE
                                         ---------------------------------------
REMUNERATION                               15      20      25      30      35
------------                             ------- ------- ------- ------- -------
$100,000................................ $20,318 $27,090 $33,863 $33,863 $33,863
$125,000................................ $26,018 $34,690 $43,363 $43,363 $43,363
$150,000................................ $31,718 $42,290 $52,863 $52,863 $52,863
$175,000................................ $31,718 $42,290 $52,863 $52,863 $52,863
$200,000................................ $31,718 $42,290 $52,863 $52,863 $52,863
$225,000................................ $31,718 $42,290 $52,863 $52,863 $52,863
$250,000................................ $31,718 $42,290 $52,863 $52,863 $52,863
$300,000................................ $31,718 $42,290 $52,863 $52,863 $52,863
$400,000................................ $31,718 $42,290 $52,863 $52,863 $52,863
$500,000................................ $31,718 $42,290 $52,863 $52,863 $52,863

  The amount of compensation covered by the Company's Pension Plan (the "Pension Plan") is determined in accordance with rules established by the Internal Revenue Service and includes all dollar items shown on the Summary Compensation Table with the exception of 401(k) contributions. Effective with the fiscal year ended September 30, 1996, for purposes of calculating the pension benefit, earnings are limited to $150,000, as adjusted for any cost of living increases authorized by the Code. This earnings limit has been adjusted to $160,000 for calendar year 1997.

  At September 30, 1996, Mr. Costa had twelve years, Mr. Bilodeau had twelve years, Mr. Rideout had eight years, Mr. Stern had twenty-five years and Mr. Walker had thirteen years of credited service with the Company.

  A participant in the Pension Plan will receive retirement income based on 23% of his final average salary up to his applicable Social Security covered compensation level plus 38% of any excess, reduced proportionately for less than twenty-five years of credited service at normal retirement at age 65, subject to the $150,000 limit described above. Final average salary is defined in the Pension Plan as the average of a participant's total compensation during the five consecutive calendar years in the ten calendar year period prior to his normal retirement date which produces the highest average. A participant is 100% vested in his accrued pension benefit after five years of service as defined in the Pension Plan.

EMPLOYEE AGREEMENTS

  Mr. Pat Costa is employed as Chief Executive Officer and President of the Company under an indefinite term agreement which currently provides for an annual base salary of $235,000. Pursuant to the terms of his employment agreement, Mr. Costa has been granted certain rights in the event of the termination of his employment or a change in control of the Company. Specifically, in the event of termination for any reason other than for cause and other than voluntarily, Mr. Costa will be entitled to the continuance of salary and certain fringe benefits for a period of twelve months and may exercise all outstanding stock options which are exercisable during the twelve-month period following termination at any time within such twelve-month period. In the event of the occurrence of a change in control of the Company (as defined in his employment agreement) and, further, in the event that Mr. Costa is not serving in the positions of Chief Executive Officer, President and Chairman of the Company (other than for cause) within one year thereafter, Mr. Costa will be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during the six-month period following the termination date of his employment.

  The Company has also granted certain rights in the event of termination of employment to Messrs. Bilodeau, Rideout, Stern, Walker and Yonescu. Specifically, in the event of involuntary termination other than for cause, each officer will be given a termination package which provides for three months severance pay and continued benefits, with the exception of Mr. Rideout whose employment agreement allows for six months severance pay. In addition, the Company has agreed to provide a maximum of one hundred days' advance written notice to Messrs. Bilodeau, Stern and Walker in the event the Company should desire to terminate their employment other than for cause. In such event, each such person shall be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during a specified period following such termination.

DIRECTORS' COMPENSATION

  During the fiscal year ended September 30, 1996, directors who were not otherwise employees of the Company were compensated at the rate of $1,500 for attendance at each meeting of the RVSI Board or any committee thereof; $750 for attendance at any second meeting held during the same day and $200 for participation at a telephonic meeting or execution of a consent in lieu of a meeting.

REPORT ON EXECUTIVE COMPENSATION

  RVSI does not have a compensation committee charged with reviewing and recommending to the RVSI Board compensation programs for the Company's executive officers. These functions are performed by the RVSI Board as a whole.

 Compensation Philosophy

  RVSI believes that executive compensation should:

  . provide motivation to achieve strategic goals by tying executive compensation to Company performance, as well as affording recognition of individual performance,

  . provide compensation reasonably comparable to that offered by other high-technology companies in a similar industry, and

  . align the interests of executive officers with the long-term interests of the Company's stockholders through the award of equity purchase opportunities.

  RVSI's compensation plan is designed to encourage and balance the attainment of short-term operational goals, as well as the implementation and realization of long term strategic initiatives. As greater responsibilities are assumed by an executive officer, a larger portion of compensation is "at risk".

  This philosophy is intended to apply to all management, including RVSI's Chief Executive Officer, Pat V. Costa.

 Compensation Program

  RVSI's executive compensation program has three major components: base salary, short-term incentive bonus payments and long-term equity incentives.

  Compensation packages offered to executive officers are based primarily on the recommendations of nationally recognized compensation and benefits consulting firms hired by the Company. The Company seeks to position total compensation at or near the median levels of other high-tech companies in a similar industry.

  Individual performance reviews are generally conducted annually. Increases in fiscal year 1996 were based on an individual's sustained performance, compensation study recommendations and the achievement of the Company's revenue, profit and earnings per share goals. RVSI does not assign specific weighting factors when measuring performance; rather, subjective judgment and discretion is exercised in light of RVSI's overall compensation philosophy.

  Base salary is determined by evaluating individual responsibility levels utilizing independent compensation surveys to determine appropriate salary ranges and evaluating the individual performance.

  Short-term incentive bonus payments, generally, are paid to executive officers on an annual basis. The award of bonuses and their size, in substantial part, are linked to predetermined earnings targets, creating direct linkage between pay and Company profitability.

  The RVSI Board believes that executive officers who are in a position to make a substantial contribution to the long term success of the Company and to build stockholder value should have a significant equity stake in the Company's on-going success. Accordingly, one of the Company's principal motivational methods has been the award of stock options. In addition to financial benefits to executive officers, if the price of RVSI's Common Stock during the term of any such option increases beyond such option's exercise price, the program also creates an incentive for executive officers to remain with the Company since options generally vest and become exercisable over a five-year period and the first increment is not exercisable until one year after the date of grant.

 Chief Executive Officer Compensation

  Pat V. Costa's compensation is determined substantially in conformity with the compensation philosophy, discussed above, that is applicable to all of RVSI's executive officers. Performance is measured against predefined financial, operational and strategic objectives.

  In establishing Mr. Costa's base salary and bonus the RVSI Board took into account both corporate and individual achievements. Based upon an executive compensation study performed for the Company in December 1995 by William Mercer & Co., an independent compensation consultant, Mr. Costa's total fiscal year 1995 cash compensation was approximately 30% below the median compensation of chief executive officers of other high-technology companies in a similar industry. The Company has continued to review its executive compensation with compensation and benefits consultants on a regular basis.

  Mr. Costa's performance objectives included quantitative goals related to increasing revenues and earnings per share. His goals also included significant qualitative objectives such as evaluating merger and acquisition opportunities, increasing global market penetration and diversifying the Company's products to include ice detection technology for the airline industry.

  In measuring Mr. Costa's performance against these goals, the RVSI Board took note of the fact that RVSI's fiscal 1996 revenues increased by 19% and earnings per share increased by 15%, respectively. In addition, under Mr. Costa'a leadership, RVSI acquired Acuity in September 1995, followed by acquisitions of International Data Matrix, Inc. ("I.D. Matrix") in October 1995, Northeast Robotics, Inc. ("NER") in May 1996, Computer Identics in August 1996 and Systemation Engineered Products, Inc. ("Systemation") in October 1996, respectively. These five acquisitions, strategically combining Acuity's, I.D. Matrix' and CI's 2-D vision and bar code technologies, NER's imaging solutions for difficult lighting situations and Systemation's component processing systems with RVSI's own 3-D vision technology, have positioned RVSI as the largest company supplying a broad line of 2-D and 3-D vision-based systems and as a leader in electro-optical sensor technology. In addition, international sales increased by 22% in fiscal 1996 over the prior fiscal year. Further, in July 1996 the Federal Aviation Administration ("FAA") approved the Company's ice detection system for use by Delta Air Lines ("Delta") in its de-icing operations, and in January 1997 Delta ordered an additional quantity of systems.

 Tax Considerations

  Section 162(m) of the Code generally limits the deductibility of compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated officers. Certain performance-based compensation is excluded by Section 162(m)(4)(C) of the Code in determining whether the $1 million cap applies. Currently the total compensation, including salary, bonuses and excludable stock options for any of the named executives does not exceed this limit. If in the future this regulation becomes applicable to RVSI, the RVSI Board will not necessarily limit executive compensation to that which is deductible, but will consider alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its overall compensation objectives and philosophy.

 Summary

  The RVSI Board will continue to review the Company's compensation programs to assure such programs are consistent with the objective of increasing stockholder value.

                            THE BOARD OF DIRECTORS

                            Pat V. Costa, Chairman
                       Frank DiPietro        Mark Lerner
                       Donald Domnick        Howard Stern
                       Jay M. Haft           Robert H. Walker
                       Donald Kramer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended September 30, 1996, the following officers participated in discussions concerning executive officer compensation: Pat V. Costa, Howard Stern and Robert H. Walker. Each of the named participants did not participate in discussions concerning his own compensation.

PERFORMANCE GRAPH



                             [CHART APPEARS HERE]

TOTAL RETURN FOR:        9/30/91  9/30/92  9/30/93  9/30/94  9/30/95  9/30/96
            RVSI         100.0    230.0    600.0    980.0    3720.0   2120.0
         S&P 500         100.0    110.8    125.2    129.8     168.7    203.2
NASDAQ NON-FINANCIAL     100.0    105.8    137.7    137.0     190.9    222.8

NOTES:

A. Stockholder returns assume $100 was invested on September 30, 1991, with any dividends reinvested.

B. Trading activity for RVSI from 11/21/91 through 1/4/94 was on the OTC Bulletin Board; the balance of trading data was as reported by The Nasdaq National Market.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  As of February 27, 1997, GM owned approximately 5.9% of the Company's outstanding Common Stock. Sales to GM accounted for less than 1% of the Company's total sales for the Company's fiscal year ended September 30, 1996.

  Mr. Jay M. Haft, a director of the Company, is of counsel of Parker Duryee Rosoff & Haft, the Company's general counsel during fiscal 1996.

  Mr. Mark Lerner, a director of the Company, is President of Morgen, Evan & Company, Inc. ("MECO"). Mr. Lerner, through MECO, provided consultation services relative to the Company's international marketing and sales efforts. In accordance with an agreement dated December 1993 (which was prior to his becoming a Director of RVSI), during the fiscal years ended September 30, 1995 and September 30, 1996, the Company compensated Mr. Lerner, through MECO, in cash in the amounts of $64,070 and $87,369, respectively, as well as with four-year warrants, at exercise prices from $6.00 to $14.38 and $12.88, respectively, to acquire an aggregate of 57,129 and 42,434 shares of RVSI Common Stock, respectively. All warrants were issued at the fair market value of RVSI's Common Stock on the date of grant. The Company believes that the compensation paid by it to MECO was no greater than what would have had to be paid to an unaffiliated person for substantially similar services.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The RVSI Board has selected Deloitte & Touche LLP to audit the accounts of the Company for the fiscal year ending September 30, 1997. Such firm, which has served as the Company's independent auditor since 1986, has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company.

  Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of Deloitte & Touche LLP as the Company's independent auditors.

  A representative of Deloitte & Touche LLP is expected to attend the Meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the Company's 1998 Annual Meeting of Stockholders pursuant to the provisions of Rule 14a-8, promulgated under the Exchange Act, must be received by the Company's offices in Hauppauge, New York by December 10, 1997 for inclusion in the Company's proxy statement and form of proxy relating to such meeting.